Exhibit 99.1

NuStar GP Holdings, LLC Reports Increased EPU in the Second Quarter of 2014

SAN ANTONIO, July 25, 2014 - NuStar GP Holdings, LLC (NYSE: NSH) today announced that net income for the second quarter of 2014 was $15.8 million, or $0.37 per unit, compared to $12.6 million, or $0.29 per unit, for the second quarter of 2013. Second quarter 2014 distributable cash flow available to unitholders was $22.8 million, or $0.54 per unit, compared to $23.2 million, or $0.54 per unit, for the second quarter of 2013.
With respect to the quarterly distribution to unitholders for the second quarter of 2014, NuStar GP Holdings, LLC announced that its board of directors has declared a distribution of $0.545 per unit. The second quarter 2014 distribution will be paid on August 14, 2014, to holders of record as of August 6, 2014.
“NuStar GP Holdings, LLC benefitted from NuStar Energy L.P.’s strong second quarter results and remains well positioned given NuStar Energy L.P.’s strategic re-direction,” said Brad Barron, President and Chief Executive Officer of NuStar Energy L.P. and NuStar GP Holdings, LLC.
A conference call with management is scheduled for 10:00 a.m. ET (9:00 a.m. CT) today, July 25, 2014, to discuss the financial results for the second quarter of 2014. Investors interested in listening to the presentation may call 800/622-7620, passcode 63499232. International callers may access the presentation by dialing 706/645-0327, passcode 63499232. The company intends to have a playback available following the presentation, which may be accessed by calling 800/585-8367, passcode 63499232. International callers may access the playback by calling 404/537-3406, passcode 63499232.
Investors interested in listening to the live presentation or a replay via the internet may access the presentation directly by clicking here or by logging on to NuStar GP Holdings, LLC’s Web site at www.nustargpholdings.com.
NuStar GP Holdings, LLC is a publicly traded limited liability company that owns the two percent general partner interest, a 12.9 percent limited partner interest and the incentive distribution rights in NuStar Energy L.P., one of the largest independent liquids terminal and pipeline operators in the nation. NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, the United Kingdom and Turkey. For more information, visit NuStar GP Holdings, LLC’s Web site at www.nustargpholdings.com.
This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of NuStar’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of NuStar’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable. Nominees, and not NuStar, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Cautionary Statement Regarding Forward-Looking Statements
This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the company’s beliefs as well as assumptions made by and information currently available to the company. These statements reflect the company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2013 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

NuStar GP Holdings, LLC
Condensed Financial Information
(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Statement of Income Data:
Equity in earnings of NuStar Energy L.P.	$16,739	$13,417	$31,129	$25,561

General and administrative expenses	(880)	(618)	(1,752)	(1,418)
Other income, net	196	18	213	99
Interest expense, net	(231)	(170)	(453)	(343)

Income before income tax (expense) benefit	15,824	12,647	29,137	23,899
Income tax (expense) benefit	(56)	(88)	277	(265)
Net income	$15,768	$12,559	$29,414	$23,634

Basic and diluted net income per unit	$0.37	$0.29	$0.69	$0.55

Equity in Earnings of NuStar Energy L.P.:
General partner interest	$894	$446	$1,473	$722
General partner incentive distribution	10,805	10,805	21,610	21,610
General partner’s interest in earnings and incentive distributions of NuStar Energy L.P.	11,699	11,251	23,083	22,332
Limited partner interest in earnings of NuStar Energy L.P.	5,761	2,887	9,488	4,671
Amortization of step-up in basis related to NuStar Energy L.P.’s assets and liabilities	(721)	(721)	(1,442)	(1,442)
Equity in earnings of NuStar Energy L.P.	$16,739	$13,417	$31,129	$25,561

Distributable Cash Flow (Note 1):
Cash distributions from NuStar Energy L.P. associated with:
General partner interest	$1,961	$1,961	$3,922	$3,922
General partner incentive distribution	10,805	10,805	21,610	21,610
Limited partner interest – common units	11,223	11,272	22,434	22,552
Total cash distributions expected from NuStar Energy L.P.	23,989	24,038	47,966	48,084
Deduct expenses of NuStar GP Holdings, LLC:
General and administrative expenses	(880)	(618)	(1,752)	(1,418)
Income tax (expense) benefit	(56)	(88)	277	(265)
Interest expense, net	(231)	(170)	(453)	(343)
DCF	$22,822	$23,162	$46,038	$46,058

Weighted average number of common units outstanding	42,658,178	42,618,376	42,657,235	42,612,057

DCF per unit (Note 1)	$0.54	$0.54	$1.08	$1.08

Cash distributions to be paid to the unitholders of NuStar GP Holdings, LLC:
Distribution per unit	$0.545	$0.545	$1.090	$1.090

Total distribution	$23,250	$23,236	$46,498	$46,458

NuStar GP Holdings, LLC
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Per Unit Data)
Notes:

(1)
NuStar GP Holdings, LLC utilizes financial measures, distributable cash flow (DCF) and DCF per unit, which are not defined in U.S. generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the ability to make a minimum quarterly distribution. DCF and DCF per unit are not intended to represent cash flows from operations for the period, nor are they presented as an alternative to net income. They should not be considered in isolation or as a substitute for a measure of performance in accordance with U.S. generally accepted accounting principles.

The following is a reconciliation of net income to DCF and net cash provided by operating activities:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income	$15,768	$12,559	$29,414	$23,634
Less equity in earnings of NuStar Energy L.P.	(16,739)	(13,417)	(31,129)	(25,561)
Plus cash distributions expected from NuStar Energy L.P.	23,989	24,038	47,966	48,084
Other income, net	(196)	(18)	(213)	(99)
DCF	22,822	23,162	46,038	46,058
Less cash distributions expected from NuStar Energy L.P.	(23,989)	(24,038)	(47,966)	(48,084)
Distributions of equity in earnings of NuStar Energy L.P.	16,739	13,417	31,129	25,561
Net effect of changes in operating accounts	1,223	(611)	1,747	60
Net cash provided by operating activities	$16,795	$11,930	$30,948	$23,595